CERTIFIED MANUFACTURER AGREEMENT
PARTIES:
LaCrosse Footwear, Inc.
18550 N.E. Riverside Parkway
Portland, OR 97230-4975            (“Manufacturer”)
and
W. L. Gore & Associates, Inc.
555 Paper Mill Road
P.O. Box 9329
Newark, DE 19711-9329                 (“Gore”)
IN CONSIDERATION of the mutual undertakings herein contained, the parties agree as follows:
1.	Agreement for Manufacture: Subject to the terms of this Agreement, Manufacturer agrees to purchase from Gore, its affiliates, and/or Japan Gore-Tex, Inc., fabric and/or other products (“Articles”) only for use in the manufacture of various garments and other items of wearing apparel, the designs of which meet the Quality Standards for functional and aesthetic characteristics which are furnished to it by Gore and are manufactured in accordance with the Manufacturing Standards which are furnished to it by Gore (“Products”). Manufacturer agrees that it will only manufacture Products bearing a trademark or trademarks (the “Mark”) of W, L. Gore & Associates, Inc., W. L. Gore & Associates GmbH, and/or Japan Gore-Tex, Inc. (hereinafter individually and collectively referred to as “Owner”), for Licensees of an Owner within the scope of their license agreement.

2.	Facilities: To permit Owner to protect and strengthen the Mark by ensuring that all Products are functional and of a uniformly high quality, Manufacturer agrees that Gore may take all reasonable steps necessary to continuously monitor the quality of construction of Products produced by Manufacturer. Manufacturer shall permit Gore or its authorized representatives access to the Products’ manufacturing area of Manufacturer’s factory and any other facilities used by Manufacturer, including facilities of any approved subcontractors, for the production of Products. Manufacturer’s facilities which are certified hereunder are listed in the list of manufacturing locations which is attached. Following any such inspection, Gore shall share with Manufacturer comments, suggestions and technical information concerning the most efficacious means for ensuring that Manufacturer’s Products meet all applicable standards,

3.	Design Review and Samples: In order that Gore may confirm and ensure that Manufacturer’s Products are of a uniform high quality and in accordance with Gore’s Quality and Manufacturing Standards, Manufacturer agrees Gore may:
(a)	Inspect the proposed designs of the Products to be made by Manufacturer;

(b)	Inspect and test prototypes or samples of Products;

(c)	Inspect and test Products obtained through normal commercial channels; and

(d)	Take such other steps as Gore may reasonably require to accomplish these objectives.
Design review, inspection or testing may, following mutual consultation, take place at Manufacturer’s facilities or at Gore’s. Following review or testing of designs, prototypes or samples by Gore, Manufacturer agrees to make any changes requested by Gore. Any change in design, materials, or manufacturing process affecting the quality or performance of the Products, or manufacturing location for an approved style or brand must be approved in writing by Gore before the Mark may be affixed to Products incorporating such change. Manufacturer agrees not to manufacture or sell commercial quantities of any Product until Gore has given its written approval of that Product’s design and construction.

4.	Placing and Filling of Orders: Purchase orders from Manufacturer for Articles shall be accepted by Gore or its affiliates only on the condition that a Trademark Licensee of Owner has placed a specific order with Manufacturer for the production of Products which require that quantity of Articles. Each such Licensee must, upon Gore’s request, confirm its order with Manufacturer to Gore in writing. Manufacturer shall only produce and ship the exact quantity of Products ordered by such Licensee. Manufacture of Products in excess of the amount ordered by such Licensee is prohibited.

5.	Additional Brands: Manufacturer understands and agrees that approval to affix the Mark in conjunction with a particular brand or label is limited to that brand or label as identified in the Trademark Attachment to the Licensee’s license from Owner, and affixing of the Mark with a different brand or label requires the prior written approval of Gore or Owner even if the Product design and construction is not modified.

6.	Warranties: Manufacturer represents and warrants to Gore that all Products produced hereunder shall conform to all applicable specifications and standards including the Quality Standards which are furnished to it by Gore shall be free from defects and shall be merchantable and fit for the purposes for which they are intended.

7.	Defective Products: If for any reason Manufacturer produces Products which do not meet the Quality Standards which are furnished to it by Gore, the defective Products shall be disposed of only in a manner expressly approved in writing by Gore or Owner, after all identification labels and tags identifying Gore or the Mark have been removed.

8.	Sub-Contractors: Manufacturer shall not, without the prior written consent of Gore, appoint any sub-contractor or otherwise allow any seam-sealing or final assembly of Products to be performed by any party other than Manufacturer.

9.	Accessory Items Bearing the Mark: Manufacturer may enter into agreements with third parties for the supply of accessory items, such as but not limited to zippers, buttons, and snaps, bearing the Mark only with the prior written approval of Gore, to ensure that such accessory items shall be manufactured only in acceptable quality and in the quantities needed to meet Manufacturer’s requirements for Products. Such agreements must provide that these accessories shall be sold only to Manufacturer.

10.	Trademarks: This Agreement grants only a limited right to Manufacturer to affix the Mark on behalf of a Licensee of an Owner in accordance with the terms of this Agreement, and does not otherwise permit the Manufacturer to make any use of any Mark in trade. Manufacturer recognizes and affirms Owner’s ownership of the Mark and acknowledges that the Mark has become famous. Manufacturer agrees to do nothing inconsistent with Owner’s ownership of the Mark and agrees that its use of the Mark shall inure to the benefit of Owner and be on Owner’s behalf. Nothing herein shall give Manufacturer any right, title or interest in the Mark, nor shall Manufacturer do, or through Inaction allow to be done, any act contesting or in any way impairing Owner’s right, title or interest in and to the Mark or its validity. Manufacturer acknowledges that all tags and labels furnished by Gore are and shall remain the property of Gore until incorporated in a Product which is sold. Manufacturer agrees to affix the Mark:
(a)	Only as approved by Gore in writing (including during the style approval process), or

(b)	In any other manner approved by Gore in writing and in advance. Manufacturer agrees not to affix the Mark on any Products displaying any other trademark or brand name unless it is listed on the Attachment to this Agreement or otherwise approved in writing by Gore.
11.	All materials, documents, information and equipment which either party provides or discloses to the other party, whether in writing or orally, which is identified as confidential at the time of disclosure (“Confidential Information”) shall be considered proprietary trade secrets of the disclosing party. The receiving party agrees not to disclose any Confidential Information to any third party without the disclosing party’s advance written consent or to use it in any way detrimental to the disclosing party’s interests, The receiving party further agrees to make sure that the dissemination of such Confidential Information among its employees is restricted to those persons who are obliged to maintain the confidentiality of the information and have a demonstrated need to have access to it to design, make, promote and sell Products. However, Confidential Information subject to the restrictions of this paragraph shall not include:
(a)	information currently in the public domain;

(b)	information which becomes public through no fault of the receiving party;

(c)	information previously known to the receiving party prior to its disclosure to the receiving party by the disclosing party, as shown by the receiving party’s contemporaneous written records; or

(d)	information disclosed to the receiving party by a third party not in breach of any agreement.
In order to protect the Confidential Information, trade secrets, know-how, proprietary information and other information developed by Gore, Owner, and/or their affiliate (“Technical Information”) at great expense and which Gore, Owner, and/or their affiliate will be required to disclose to Manufacturer in order to implement this Agreement, Manufacturer certifies that it will make no use of the equipment or Technical Information provided by Gore to manufacture and/or test any product other than the Products made hereunder, and that if it manufactures any garment or other products of any kind which make use of seam taped, waterproof construction, it will so advise Gore and receive Gore’s written approval before the beginning of such manufacture. Before receiving such approval, Manufacturer will provide Gore with proof satisfactory to Gore that Gore’s Technical Information will not be utilized in such processes and that Gore’s Quality and Manufacturing Standards will continue to be met with respect to Products pursuant to this Agreement.

The obligations of each party under this paragraph will remain in full force and effect for three (3) years following any termination of this Agreement.
12.	Term and Termination:
(a)	This Agreement shall take effect on the date indicated below and shall continue in force for one (1) year from that date. This Agreement may be terminated by either party at any time thereafter by giving one hundred eighty (180) days’ advance written notice. If this Agreement is not so terminated, then it shall automatically be renewed for successive one (1) year periods, subject to earlier termination as provided herein.

(b)	This Agreement may be terminated at any time by an agreement in writing signed by both parties.

(c)	Gore may terminate this Agreement at any time if Manufacturer fails to pay any amounts due Gore, Owner, and/or their affiliate in full and in a timely fashion.

(d)	in the event of a breach of this Agreement by either party at any time, this Agreement may be terminated by the other party by giving thirty (30) days written notice specifying the breach, provided however, that the breaching party shall have the opportunity to cure the specified breach within that thirty (30) day period to the satisfaction of the other party, in which case this Agreement shall remain in effect.
13.	Consequences of Termination: Upon the termination of this Agreement Manufacturer undertakes
(a)	to immediately stop affixing the Mark on Products. Any then-existing stock of Products that comply with Gore’s Quality Standards may be sold or delivered to the Licensee which had ordered them prior to termination until exhausted or within six (6) months after termination, whichever shall first occur; and

(b)	not use any trademarks similar to the Mark; and

(c)	to return to Gore or to destroy, at Gore’s option, all labels, labeling and printed material bearing the Mark and all specifications and all other materials or documents sent to Manufacturer, any written material of Manufacturer that contains confidential information of Gore, Owner, and/or their affiliate, and any Articles which Manufacturer may then have in its possession or control; and

(d)	not to claim that any use of the Mark by Manufacturer has created any right, title or interest in or to the Mark on Manufacturer’s part; and

(e)	to take whatever steps are necessary to ensure that the Mark and all goodwill connected with the Mark remain Owner’s property; and

(f)	at Gore’s option return to Gore any then existing stock of Articles which Gore wishes to re-possess for a fair and reasonable price not to exceed the price paid for such Articles by Manufacturer to Gore.

14.	Registration: Whenever registration or recording of this Agreement with the relevant government authorities is necessary to preserve the rights of Owner, and/or their affiliate to the Mark or under this Agreement, Manufacturer shall properly register this Agreement. In the event Manufacturer is unable to do so, it shall immediately notify Gore in writing.

15.	Assignment: Without Gore’s prior written consent, Manufacturer shall not transfer or assign this Agreement or any of its rights or obligations hereunder, and any such purported transfer or assignment shall be void unless Gore, in its sole and absolute discretion, consents to it in writing, Any material change in the record or beneficial ownership of Manufacturer shall be deemed to be an attempted transfer of this Agreement.

16.	No Partnership or Agency: Nothing in this Agreement shall be deemed to create a fiduciary relationship, partnership, joint venture or agency relationship between the parties. Manufacturer shall have no authority to bind Gore, Owner, and/or their affiliate or to contract in the name of or create any liability of Gore, Owner, and/or their affiliate.

17.	Waiver: The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall such failure deprive that party or limit its exercise of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement.

18.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, not including its choice of law provisions. The parties irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware as the courts where any litigation concerning this Agreement or its breach or termination may be brought. However, the parties may agree in writing to resolve any controversy concerning this Agreement by binding arbitration at a mutually agreed location and under mutually agreed arbitration rules. Any agreement to conduct such arbitration shall be in writing and shall be signed by both parties, and either party may withhold its consent in its sole and absolute discretion, with or without cause. This Agreement is executed in the English language which shall be controlling for all interpretations. Any and all rights of Gore hereunder may be exercised by Owner.

19.	Amendment:
(a)	The Quality Standards and Manufacturing Standards referenced in this Agreement may be amended at any time by Gore’s sending a copy of the new Standard to Manufacturer. The changes shall be effective 180 days after the new Standard is received by Manufacturer. Otherwise, this Agreement (including this clause) may be amended only by a written document signed by both parties dated after the date shown below.

(b)	If any provision of this Agreement is held by any court or administrative body to be illegal, invalid, void unenforceable, all remaining provisions shall remain in full force and effect while the parties negotiate in good faith to modify the offending provision to make it valid while attempting to preserve, to the maximum extent possible, the economic and legal benefits originally intended to be received by each party.

(c)	This Agreement is intended to be the full and final written expression of the parties’ agreement on all subjects covered by it. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous oral or written understanding between the parties or amended except in the manner set forth above. For the purpose of interpreting, construing and understanding this Agreement, it shall be deemed to have been drafted by both parties.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date shown below.

Manufacturer		Gore

By:	/s/ Lane Tobiassen	By:	/s/ Brian Murphy
	Lane Tobiassen		Brian Murphy
	(Print Name)		(Print Name)
	3/5/03 (Date)		3/24/03 (Date)
JWB/Jes
CMAUS
7/13/98
Attachment

CERTIFIED MANUFACTURER AGREEMENT ATTACHMENT

	QUALITY STANDARDS*		MANUFACTURING STANDARDS*

FQS1	Rugged, hard-use footwear GORE-TEX® footwear		None

FQS3	GORE-TEX® footwear		None

FQS5	Athletic walking and athletic cross-hiking GORE-TEX® footwear		None

FQS8	Footwear using CROSSTECH® footwear fabric	MS17	Footwear (bootie system) containing CROSSTECH® footwear fabric

FQS9	Footwear for structural fire fighting, emergency medical service, law enforcement using CROSSTECH® fabric	MS17	Footwear (bootie system) containing CROSSTECH® footwear fabric

FQS10	GORE-TEX BEST DEFENSE® footwear for uniform duty		None
		MS1B	GORE-TEX® footwear incorporating the GORE-TEX© bootie
MANUFACTURING LOCATIONS
Danner Shoe Manufacturing Co.
12722 N.E. Airport Way
Portland, OR 97230

* Identification of an article’s country of origin must be as required under applicable rules.

SCHEDULE A
The schedules to this Agreement, which contain technical design and manufacturing information have been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted schedules.